VIII.        Code of Ethics
(A)    General

The Code of Ethics is predicated on the principle that ATIA owes a fiduciary duty to its client. Accordingly, ATIA’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of the Fund/Client. At all times, ATIA must:

•
Place the interests of the Fund/Client ahead of ATIA’s - As a fiduciary, ATIA must serve in its client’s best interests. In other words, ATIA employees may not benefit at the expense of the Fund/Client. This concept is particularly relevant when employees are making personal investments in securities traded by the Fund/Client.

•	Engage in personal investing that is in full compliance with ATIA’s Code of Ethics - Employees must review and abide by ATIA’s Personal Security Transaction and Insider Trading Policies.

•
Avoid taking advantage of your position - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ATIA, or on behalf of the Fund/Client.

(A)	Gifts and Donations

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ATIA, or on behalf of the Fund. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) is present.

Donations by ATIA or Employees to charities with the intention of influencing such charities to become clients or investors are strictly prohibited.  Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

(B)	Political Contributions

ATIA recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

The Political Contributions rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments. The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section 203(b)(3) of the Advisers Act which manage or seek to manage private investment funds in which government and governmental plans invest.

Advisers with clients who are government entities must comply with the amendments to Rule 204-2, including:

1.	maintaining required records of all individuals who are Covered Associates under the Rule;

2.	maintaining required records of political contributions made by the firm or its Covered Associates on and after that date;

3.	maintaining required records identifying all government entities to which the adviser provides advisory services on and after that date; and

4.	advisers that pay regulated persons to solicit government entities for advisory services on their behalf must maintain a list of those persons.

ATIA has adopted various procedures to implement the firm's policy, conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

1.
the Chief Compliance Officer or another designee determines who is deemed to be a "Covered Associate" of the firm and promptly advises those individuals of their status as such; maintains records including the names, titles, and business and residence addresses of all covered associates;

2.
the Chief Compliance Officer or another designee obtains appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate) if such person will be soliciting municipal business; such review may include an online search of the individual's contribution history as part of the firm's general background check;

3.	political contributions made by covered associates must not exceed the rule's de minimis amount without prior written approval by the Chief Compliance Officer;

4.	all political contributions, even those that do not exceed the de minimis amount ($350.00) made by covered associates must be reported to the Chief Compliance Officer;

5.
prior to accepting a new advisory client that is a government entity, the Chief Compliance Officer or another designee will conduct a review of political contributions made by covered associates to ensure that any such contribution(s) did not exceed the rule's permissible de minimis amount;

6.	the Chief Compliance Officer or another designee monitors and maintains records identifying all government entities to which ATIA provides advisory services, if any;

7.	the Chief Compliance Officer or another designee monitors and maintains records detailing political contributions made by the firm and/or its covered associates;

8.	such records will be maintained in chronological order and will detail:

a.	the name and title of the contributor;

b.	the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;

c.	the amount and date of each contribution or payment; and

d.	whether any such contribution was the subject of the exception for certain returned contributions.

9.
the Chief Compliance Officer or another designee will maintain appropriate records following the departure of a covered associate who made a political contribution triggering the two-year 'time out' period;

10.	the Chief Compliance Officer or another designee maintains records reflecting approval of political contributions made by the firm and/or its covered associates;

11.
prior to engaging a third party solicitor to solicit advisory business from a government entity, the Chief Compliance Officer or another designee will determine that such solicitor is (1) a "regulated person" as defined under this Rule and (2) determined that such individual has not made certain political contributions or otherwise engaged in conduct that would disqualify the solicitor from meeting the definition of "regulated person";

12.
at least annually, the Chief Compliance Officer or another designee will require covered associates and any third party solicitors to confirm that such person(s) have reported any and all political contributions, and continue to meet the definition of "regulated person"; and

13.
the Chief Compliance Officer or another designee maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

(D)    Personal Security Transaction Policy

Employees, interns, temporary and/or contract employees may not purchase or sell any security in which the employee, intern, temporary and/or contract employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee, intern, temporary and/or contract employee has complied with the Personal Security Transaction Policy set forth below.

Securities and Instruments that are not Securities

ATIA will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy.

Beneficial Ownership

Employees, interns, temporary and/or contract employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees, interns, temporary and/or contract employees shall have a pecuniary interest in securities if they can directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•Securities held by members of employees’, interns, temporary and/or contract employee’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
•Employees’, interns, temporary and/or contract employee’s interests as a general partner in securities held by a general or limited partnership; and

•Employees’, interns, temporary and/or contract employee’s interests as a manager/member in the securities held by a limited liability company.

Employees, interns, temporary and/or contract employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they have a share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees, interns, temporary and/or contract employees of securities held by a trust:

•
Ownership of securities as a trustee where either the employee, intern, temporary and/or contract employee or members of their immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•
An employee’s, interns, temporary and/or contract employee’s status as a settler of a trust, unless the consent of all the beneficiaries is required in order for the employee, intern, temporary and/or contract employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

•
Any transaction in an account over which the employee, intern, temporary and/or contract employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

•	Purchases of securities in DRIPS (dividend reinvestment plans).

•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, etc.

•	Purchases or sales of exchange-traded options on broadly-based indices (Indices with average notional open interest during the preceding calendar quarter in excess of $1 billion).

•	Purchases or sales of shares of registered closed-end investment companies (including exchange-traded funds).

•	From time to time, ATIA’s designated compliance officer may exempt certain transactions on a trade-by-trade basis.

Pre-clearance Procedures

ATIA’s employees, interns, temporary and/or contract employees must pre-clear all personal securities transactions prior to completing the transactions. Once pre-clearance is granted by the CCO, or Mr. Collins, employees have the remainder of the day to execute the transaction. In no circumstance will the pre-clearance approval last longer than the day in which the approval is granted. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted above.

Pre-clearance approval shall always be sought by written means, though at times doing so may prove impractical. Generally, employees shall complete ATIA’s Pre-clearance Form or may alternatively request preclearance via email (See the Appendix, Exhibit B for a copy of the Pre-clearance Form). In either case, ATIA shall maintain the Preclearance Forms in conjunction with the recordkeeping rule.

Initial Public Offerings

No employees, interns, temporary and/or contract employees, shall acquire beneficial ownership of securities in an initial public offering.

Private Placements

Employees, interns, temporary and/or contract employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the Chief Compliance Officer at ATIA and/or Paul Collins. In determining whether to grant the approval, the official will seek to determine whether or not the employee’s, interns, temporary and/or contract employees acquisition of the security precluded advisory clients from purchasing the security. In addition, the officer must determine that the investment was not being offered to the employee, intern, temporary and/or contract employee strictly by virtue of the employee, intern, temporary and/or contract employee’s position at ATIA.

Reporting

Employees, interns, temporary and/or contract employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee, intern, temporary and/or contract employees must require its broker/dealer to send ATIA account statements no less frequently than quarterly. Employees, interns, temporary and/or contract employees must also arrange for duplicate confirmations to be sent to ATIA after each security transaction. Such duplicate confirmations must be received no later than thirty (30) days after the end of each calendar quarter and contain the following information:

1.
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the reportable security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

5.	The date the report is submitted by the supervised person.

New employees, interns, temporary and/or contract employees are required to disclose all of their personal securities holdings within 10 days of their employment (See the Appendix, Exhibit C for a copy of the Initial & Annual Holdings Form) and annually. Initial & Annual holdings reports must contain the following information:

1.
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

2.
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

3.	The date that the report is submitted by the supervised person.

4.	A copy of a brokerage statement may be attached to the initial & annual holdings form in lieu of writing down all of the holdings on the form.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person. ATIA shall maintain these records in accordance with the recordkeeping rule.

All employees, interns, temporary and/or contract employees must, no later than January 31 each year, file an annual holdings report containing the same information required in the initial& annual holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. ATIA will complete the annual verification in May, coinciding with employees’ annual signing of the code of ethics. (See the Appendix, Exhibit C for a copy of the Initial Holdings & Annual Holdings Form). All employees, interns, temporary and/or contract employee’s initial and annual holdings form and quarterly holdings form will be cross checked against the pre-cleared form and the trade confirmation by the Chief Compliance Officer.

Trading and Review

ATIA does not expect its employees, interns, temporary and/or contract employees to engage in frequent or short-term (60 days) trading. In addition, ATIA does not expect its employees, interns, temporary and/or contract employees to trade opposite of clients and/or firm recommendations. ATIA strictly forbids knowingly “front-running” client accounts, which is a practice generally understood to be employees, interns, temporary and/or contract employees knowingly personally trading ahead of client accounts. Mrs. Brill and Mr. Collins will closely monitor employees’, interns, temporary and/or contract employee’s investment patterns to detect these abuses. Mr. Collins will monitor Mrs. Brill’s personal securities transactions for compliance with the Personal Security Transaction Policy and Mrs. Brill will monitor Mr. Collins.

If ATIA discovers that an employee, intern, temporary and/or contract employee is personally trading contrary to the policies set forth above, the employee, intern, temporary and/or contract employee shall meet with the Chief Compliance Officer and/or Paul Collins of ATIA to review the facts surrounding the transactions. This meeting shall help ATIA to determine the appropriate course of action.

New Brokerage Accounts

All newly-opened brokerage accounts must be promptly reported to the Chief Compliance Officer.

Reporting of Violations

All supervised persons shall promptly report to the Chief Compliance Officer all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Senior management shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

Remedial Actions

ATIA takes the potential for conflicts of interest caused by personal investing very seriously. As such, ATIA has implemented remedial actions that are designed to discourage its employees, interns, temporary and/or contract employees from violating the Personal Security Transaction Policy. Employees, interns, temporary and/or contract employees should be aware that ATIA reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

•	1st Violation - Verbal warning;

•
2nd Violation - Written warning that will be included in the employee’s, interns, temporary and/or contract employee’s file, and disgorgement of profits to a charity specified by the employee, intern, temporary and/or contract employee; and

•	3rd Violation - Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee, intern, temporary and/or contract employee; and

•	4th Violation - Possible termination of employment.
(E)    Insider Trading Policy

(1)    General

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

ATIA’s Insider Trading Policy applies to all of its employees, interns, temporary and/or contract employees. Any questions should be directed to Mr. Collins or Mrs. Brill.

(2)    Whom Does the Policy Cover?

This policy covers all of ATIA’s employees, interns, temporary and/or contract employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

(3)    What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

–	Dividend or earnings announcements

–	Write-downs or write-offs of assets

–	Additions to reserves for bad debts or contingent liabilities

–	Expansion or curtailment of company or major division operations

–	Merger, joint venture announcements

–	New product/service announcements

–	Discovery or research developments

–	Criminal, civil and government investigations and indictments

–	Pending labor disputes

–	Debt service or liquidity problems

–	Bankruptcy or insolvency problems

–	Tender offers, stock repurchase plans, etc.

–	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

ATIA prohibits disclosure of, or trading on, non-public information with respect to the Fund’s (American Trust Allegiance Fund) portfolio and/or its trading activities.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

(4)    What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

ATIA’s employees, interns, temporary and/or contract employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee, intern, temporary and/or contract employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain, it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees, interns, temporary and/or contract employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

(5)    Penalties for Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

(6)    Procedures to Follow if an Employee, Intern, Temporary and/or Contract Employee Believes that They Possess Material, Non-Public Information

If an employee, intern, temporary and/or contract employee has questions as to whether they are in possession of material, non-public information, they must inform Mr. Collins as soon as possible. From this point, the employee and Mr. Collins will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with ATIA’s Personal Security Transaction Policy and the securities laws.

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially material, non-public information to colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of non-public information to Mr. Collins.

•	Shall not proceed with any research, trading, etc. until Mr. Collins informs the employee, intern, temporary and/or contract employee of the appropriate course of action.

(7)    Restricted/Watch Lists

Although ATIA does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.

(F)    Outside Business Activities

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer or another designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of ATIA’s clients. No supervised person may serve as a director for a company in which the Fund owns as a portfolio holding.

Moreover, no supervised person may engage in any outside business activities without prior approval by the Chief Compliance Officer or another designated supervisory person based upon a determination that any such outside business activity would be consistent with the interest of ATIA’s clients and the firm itself.

(G)    Whistleblower Provisions of the Dodd-Frank Act

On May 25, 2011, the Securities and Exchange Commission (the “SEC”), by a three to two vote, adopted final rules implementing the whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). SEC Final Rule: Implementation of the Whistleblower Provisions of Section 21F of the Securities Exchange Act of 1934 (May 25, 2011) http://sec.gov/rules/final/2011/34-64545.pdf The final whistleblower rules have been highly anticipated by various constituencies, from plaintiffs’ attorneys to corporate counsel, as they have the potential to greatly increase reporting of possible corporate misconduct to the SEC. While the SEC made various changes to the proposed rules in response to comments it received, it did not include a requirement that whistleblowers first report violations through internal compliance programs as a pre-requisite for award eligibility as many commenters had requested. The SEC settled on an approach relying more on incentives for whistleblowers to make reports through a company’s internal channels than on any strict internal reporting requirement.

Background

Section 922 of the Dodd-Frank Act requires the SEC to pay awards to whistleblowers that voluntarily provide original information to the SEC that leads to the successful enforcement of a violation of the federal securities laws resulting in monetary sanctions exceeding $1,000,000. By statute, the awards must range from at least 10 percent to a maximum of 30 percent of the monetary sanctions collected in the case. Section 922 of the

Dodd-Frank Act also prohibits retaliation by employers against individuals who provide the SEC with information about possible securities law violations.

Whistleblower Definition

The final rules define a whistleblower as an individual (entities do not qualify) who, alone or with others, provides information voluntarily to the SEC, pursuant to the procedures specified by the SEC, relating to a “possible violation of the federal securities laws (including rules and regulations thereunder) that has occurred, is ongoing or is about to occur.” In the release adopting the final rules, the SEC states that the term “possible violation” requires that the information “should indicate a facially plausible relationship to some securities law violation-frivolous submissions would not qualify for whistleblower status.”

The final rules make it clear that the whistleblower program applies only to violations of the federal securities laws-information about violations of state securities laws and any foreign laws would not qualify for awards.

Anti-Retaliation

Section 922(h)(1) of the Dodd-Frank Act provides that no employer may discharge, demote, suspend, threaten, harass or in any other manner discriminate against a whistleblower in terms of employment. An employee who proves a retaliation claim is entitled to reinstatement and two times back pay, with interest. The final rules clarify that, to have anti-retaliation protection, an individual must have a reasonable belief that the information being provided to the SEC relates to a possible securities law violation. While the SEC may decline to pursue, leads reflecting immaterial violations, the employee who provides information to the SEC about immaterial possible violations will nonetheless be entitled to anti-retaliation protection.

Unlike the Sarbanes-Oxley anti-retaliation provisions, the Dodd-Frank provisions do not require an employee to first file a complaint with the Department of Labor and instead permit retaliation claims to be initiated in federal court. Further, jury trials are explicitly permitted for retaliation claims. Finally, the SEC rules make it clear that the SEC has enforcement authority over violations of the anti-retaliation provisions.

Voluntary Submission

The final rules require, as contemplated by Dodd-Frank that a whistleblower’s submission of information to the SEC must be “voluntary” - it cannot be made following a request for information to the whistleblower pursuant to a formal or informal investigation or inquiry by the SEC or another enforcement agency. A submission is still voluntary even if it is made after the whistleblower’s employer receives an information request from the SEC staff so long as the request was not made directly to the employee or his or her counsel.

Original Information

To qualify for an award, information provided by a whistleblower must be “original.” That means it must be based on the whistleblower’s independent knowledge or independent analysis, not already known to the SEC, and not derived exclusively from certain public sources. If the whistleblower provides the same information to another authority, including pursuant to an internal compliance program, the whistleblower has a 120-day grace period during which he or she can submit information to the SEC and still be considered to have provided the original information as of the date the information was submitted to another authority (including a compliance program).

Awards

If all of the conditions of the rules are met, the SEC must pay an award of at least 10 percent and not more than 30 percent of the monetary sanctions collected in the case. The SEC can also pay an award to a whistleblower based on monetary sanctions that are collected from “related actions,” which may include an enforcement action commenced by the U.S. Department of Justice or another governmental agency.

Criteria for Award Amounts

The final rules contain a list of factors that the SEC will consider in determining whether to increase or decrease an award percentage or in allocating awards among multiple whistleblowers. The SEC must consider the following criteria which may increase a whistleblower’s percentage award: (1) the significance of the information provided; (2) the assistance provided by the whistleblower; (3) law enforcement interest in making a whistleblower award; and (4) participation by the whistleblower in internal compliance systems. The following required criteria may decrease a whistleblower’s award: (1) culpability of the whistleblower; (2) unreasonable reporting delay by the whistleblower; and (3) interference with internal compliance and reporting systems by the whistleblower.

It is interesting to note that while the SEC contends that the whistleblower rules are intended to encourage the use of internal compliance and reporting systems, the rules do not bar a person who has materially interfered with one of those systems from receiving an award.

Information Must Lead to Successful Enforcement

Under the Dodd-Frank Act, whistleblowers are entitled to an award only if the information “led to” a successful enforcement action. Information will be considered to have led to successful enforcement when (i) the information is sufficiently specific, credible and timely to cause the staff to commence an investigation, reopen a closed investigation, or inquire concerning different conduct as part of a current examination or investigation, and (ii) the SEC brings a successful judicial or administrative action based in whole or in part on the conduct identified in the information.

With respect to information concerning conduct already under investigation, the standard is whether the information “significantly contributed” to the success of the SEC action. The adopting release notes that, practically speaking, in assessing whether information led to a successful enforcement action, the SEC will examine the relationship between the information submitted by the purported whistleblower and the allegations in an SEC complaint.

Incentive to Report Through Internal Compliance Programs

Many commenter’s expressed concern that the SEC’s rule proposals did not go far enough to encourage whistleblowers to report possible violations through internal compliance programs either before, or at the same time as, they are reported to the SEC. In response to this concern, the final rules provide that if a whistleblower reports original information through his or her employer’s internal compliance procedures before or at the same time as they are reported to the SEC, and if the employer provides the SEC with the whistleblower’s information or with the results of an investigation initiated in response to the whistleblower’s information and the information provided by the employer leads to a successful enforcement action, then the whistleblower will receive full credit for the information provided by the employer as if it had been provided by the individual to the SEC. In other words, even if an employee internally reports information that would not have “led to” a successful SEC enforcement action, but prompts an internal investigation that yields information that leads to a successful enforcement action, the whistleblower will be considered as having provided all the information provided by the company. This provision may be the only true incentive in the final rules for whistleblowers to think about reporting internally before or at the same time as they report to the SEC.

Exclusions From Award Eligibility

The final rules identify several categories of individuals or information that will not be eligible for an award. The principal categories include certain company employees or representatives, including officers, directors and compliance personnel, who obtain information in connection with the company’s processes for identifying, reporting and addressing possible violations of the law, or whose principal duties involve compliance or internal audit. Information obtained by employees of a firm retained to perform compliance or internal audit functions or conduct an inquiry or investigation into possible violations of law are also excluded. Finally, information obtained by an employee who is associated with a public accounting firm is excluded if the information was obtained through the performance of an engagement required under the federal securities laws.

These exclusions from award eligibility do not apply if (i) the whistleblower has reason to believe that disclosure to the SEC is necessary to prevent the entity from engaging in conduct that is likely to cause substantial injury to the financial interests or property of the entity or its investors; (ii) the whistleblower has a reasonable basis to believe that the relevant entity is engaging in conduct that will impede an investigation of the misconduct; or (iii) 120 days have elapsed since the whistleblower provided the information to the company’s audit committee, chief legal officer, chief compliance officer or supervisor. The rules also exclude from award eligibility information that was obtained through a privileged attorney-client communication or if the would-be whistleblower obtained the information in a manner that is determined by a domestic court to violate applicable federal or state criminal law.

Staff Communications With Whistleblowers

The November 2010 proposed rules stated explicitly that the staff of the SEC is authorized to communicate directly with whistleblowers who are directors, officers, members, agents or employees of an entity that has counsel without notifying the company or its counsel. This proposed rule was adopted as originally proposed. Although a number of commenter’s expressed concern that the rule will undermine the attorney-client privilege, the adopting release states that “nothing about this rule authorizes the staff to depart from the Commission’s existing procedures when dealing with potential attorney-client privileged information.”

Culpable Whistleblowers

The final rules do not exclude from possible awards whistleblowers that are culpable in the unlawful conduct at issue unless they are convicted of a crime related to the action for which they would otherwise receive an award. However, monetary sanctions that the whistleblower is ordered to pay, or that an entity is ordered to pay if the entity’s liability is based substantially on the whistleblower’s conduct, will not be included in determining whether the $1,000,000 threshold for an award has been satisfied. In addition, those amounts will not be included in the total monetary sanctions collected for purposes of calculating the amount of an award to a whistleblower.

Effective Date/SEC Whistleblower Web Page

The new rules became effective on August 12, 2011. The SEC has launched a webpage for people to report a violation of the federal securities laws and apply for a financial award. The SEC's Web page www.sec.gov/whistleblower includes information on eligibility requirements, directions on how to submit a tip or complaint, instructions on how to apply for an award, and answers to frequently asked questions.
Adopted: April 13, 2017
(H)    Initial/Annual Acknowledgement of Receipt and Compliance with the Code of Ethics

All employees must sign the Acknowledgement Form included in the Appendix, Exhibit (D) both upon beginning of employment and annually thereafter. The signed form should be given to the CCO and or Paul Collins if the CCO is not available.